Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Capital Power Income L.P.

We consent to the use of our report dated March 2, 2011, except as to notes 27 and 28, which are as of July 25,2 011, with respect to the consolidated balance sheets of Capital Power Income L.P. as of December 31, 2010, 2009 and 2008, and the related consolidated statements of income and loss, partners’ equity, comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2010, included herein and to the reference to our firm under the heading “Experts” in the Atlantic Power Corporation Form S-1 Registration Statement filed on September 15, 2011.

/S/ KPMG LLP

Chartered Accountants

Edmonton, Canada

September 15, 2011